Exhibit 99.1

June 9, 2011

Alan W. Jackson

1776 Greenspoint Ct.

Mt. Pleasant, SC 29466

Thomas,

It is with mixed feeling that I inform you that I am hereby resigning my positions with Tidelands Bank and Tidelands Bancshares effective June 30, 2011.  Overall, I have certainly enjoyed my time at Tidelands but have been offered an opportunity out of the market to work outside of a banking environment.  I commend you on the positive effects you have made in your short tenure as CEO.

I would like you and everyone to know that my departure in no way is reflective of the long-term prospects that I see for Tidelands.  I would have found this opportunity, had it been presented at anytime over the last 8 years, difficult to refuse.

If I can be of any assistance even after June 30, 2011, I will be more than willing to do what I can to help with the transition.

Alan

Alan W.  Jackson

Chief Financial Officer

Tidelands Bank / Tidelands Bancshares